Exhibit (a)(2)

COLUMBIA FUNDS VARIABLE INVESTMENT TRUST

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST

WHEREAS, Section 1 of Article I of the Second Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) of Columbia Funds Variable Investment Trust (the “Trust”), filed with the Office of the Secretary of The Commonwealth of Massachusetts on April 28, 2006, authorizes the Trustees of the Trust to amend the Declaration of Trust to change the name of the Trust without authorization by vote of the Shareholders of the Trust.

The undersigned, being at least a majority of the Trustees of the Trust, do hereby certify that we have determined to conduct the business of the Trust under the name “Columbia Funds Variable Insurance Trust” and have authorized the following amendment to the Declaration of Trust:

Section 1 of Article I is hereby amended to read in its entirety as follows:

Section 1. This Trust shall be known as “Columbia Funds Variable Insurance Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

The foregoing amendment, executed on June 14, 2006, is effective upon filing with the Office of the Secretary of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands in the City of Boston, Massachusetts, for themselves and their assigns, as of the date set forth above.

/s/ Douglas A. Hacker	/s/ Janet Langford Kelly
Douglas A. Hacker	Janet Langford Kelly

/s/ Richard W. Lowry	/s/ William E. Mayer
Richard W. Lowry	William E. Mayer

/s/ Charles R. Nelson	/s/ John J. Neuhauser
Charles R. Nelson	John J. Neuhauser

/s/ Patrick J. Simpson	/s/ Thomas E. Stitzel
Patrick J. Simpson	Thomas E. Stitzel

/s/ Thomas C. Theobald	/s/ Anne-Lee Verville
Thomas C. Theobald	Anne-Lee Verville

Richard L. Woolworth

THE COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.

On this 14th day of June, 2006, before me, the undersigned notary public, personally appeared the above-named persons, proved to me through satisfactory evidence of identification, to be the persons whose names are signed on the preceding or attached document, and acknowledged to me that they signed it voluntarily for its stated purpose as Trustees of Columbia Funds Variable Investment Trust, a Massachusetts business trust.

/s/ Constance K. Swift
Notary Public

My Commission Expires: August 22, 2008

Registered Agent:	Corporation Service Company
84 State Street
Boston, MA 02109